SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

        Date of Report (Date of earliest event reported) JANUARY 7, 1998
                               (OCTOBER 28, 1997)

                          TELSCAPE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its Charter)


           TEXAS                  0-24622               75-2433637
(State or other jurisdiction   (Commission            (IRS Employer
      of incorporation)        File Number)         Identification No.)


    4636 SOUTHWEST FREEWAY, SUITE800, HOUSTON, TEXAS         77027
      (Address of principal executive offices)             (Zip code)

         Registrants telephone number, including area code (713)968-0968

               --------------------------------------------------
         (Former name of former address, if changed since last report.)

ITEM 5.   OTHER EVENTS

MARK VANCE V. TELSCAPE INTERNATIONAL, INC.

     As previously disclosed in the Company's 10-KSB for the period ended December 31, 1996, on or about January 17, 1997, Mark Vance ("Vance"), a former officer of Telscape International, Inc. (the "Company"), filed a lawsuit against the Company, styled Case No. 9-02268; Mark Vance v. Telscape International, Inc. in the 295th District Court of Harris County, Texas. Vance sought relief of $350,000 in damages plus pre-judgment and post-judgment interest. Vance alleged breach of contract, breach of fiduciary duty, breach of a duty of good faith and fair dealing and fraud in connection with the termination of his employment with the Company which occurred on January 10, 1997.

     On December 23, 1997, the Company and Vance entered into a Mutual Release ("Release") releasing any and all claims that the Vance had brought or may bring against the Company in connection with his employment as well as any securities-related claims. Pursuant to the terms of the Release, the Company paid Vance $40,000 in cash. The parties have filed a joint motion for dismissal with the court.

CHARLES CLAPPSADDLE AND TELECOM CONSULTING SERVICE, INC. V.
TELSCAPE INTERNATIONAL, INC. AND E. SCOTT CRIST

     On or about November 25, 1997, a lawsuit was filed against the Company and
E. Scott Crist, Chief Executive Officer and a Director of the Company. The lawsuit is styled case number CIV 97 1504 BB; Charles Clappsaddle and Telecom Consulting Service, Inc. v. Telscape International, Inc. and E. Scott Crist and has been brought in the United States District Court in the District of New Mexico. The plaintiffs are seeking a declaratory judgment with respect to option rights allegedly held by plaintiffs. In a ddition, the plaintiffs are seeking claims of relief for unjust enrichment, breach of an agreement, federal securities fraud, Texas blue sky securities fraud, fraud in a stock transaction and common law fraud. Plaintiffs are seeking actual damages in excess of $250,000 and consequential damages, exemplary and punitive damages and attorney fees.

     The Company and E. Scott Crist deny these allegations and intend to vigorously defend against these allegations, although there can be no assurance as to the successful defense of this matter. In addition, whether or not the Company were to prevail in this litigation, such litigation is time consuming and costly.

ROBERT E. CHAMBERLAIN, JR. V. TELSCAPE INTERNATIONAL, INC.
AND E. SCOTT CRIST

     On or about October 28, 1997, a lawsuit was filed against the Company and Mr. Crist. The lawsuit is styled case number 97-53582. Robert Chamberlain, Jr.
v. Telscape International, Inc. and E. Scott Crist and is pending in the 270th Judicial District of Harris County, Texas.. As to the Company, plaintiffs allege breach of contract, fraud, fraudulent concealment, violation of Texas blue sky law and violation of Texas Business and Commercial Code. As to Mr. Crist, plaintiffs allege tortious interference, fraud, fraudulent concealment, violation of Texas blue sky law and violation of Texas Business and Commercial Code. Plaintiffs are seeking actual damages in excess of $800,000, exemplary and punitive damages and attorneys fees.

     The Company and Mr. Crist deny these allegations and intend to vigorously defend against these allegations, although there can be no assurance as to the successful defense of this matter. In addition, whether or not the Company were to prevail in this litigation, such litigation is time consuming and costly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   TELSCAPE INTERNATIONAL, INC.
                                   (Registrant)

January 7, 1998                    /S/  TODD M. BINET
                                   Todd M. Binet
                                   Principal Financial and Accounting Officer